UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 27, 2006

ACADIA REALTY TRUST

(Exact name of registrant as specified in its charter)

Maryland	1-12002	23-2715194
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1311 Mamaroneck Avenue

Suite 260

White Plains, New York 10605

(Address of principal executive offices) (Zip Code)

(914) 288-8100

(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425 )

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Compensatory Arrangements of Certain Officers

On December 27, 2006, upon the recommendation of the Compensation Committee (the “Committee”) of the Board of Trustees (the “Board”) of Acadia Realty Trust (the “Company”) and pursuant to the Acadia Realty Trust 2003 Incentive Plan, the Board approved (a) increases in annual base salaries for 2007, (b) cash performance bonuses for 2006 and (c) long-term incentive awards (which include grants of both non-vested common shares of beneficial interest, par value $0.001 per share (“Common Shares”) of the Company as well as restricted operating partnership profits interests in Acadia Realty Limited Partnership (”Restricted Units” ) for the following executive officers of the Company:

Name and Position	2007 Salary Increase	New 2007 Base Salary	2006 Cash Bonus	Long Term Incentive Award

Kenneth F. Bernstein, Chief Executive Officer and President	$20,000	$460,000	-	$1,837,500

Michael Nelsen, Chief Financial Officer and Senior Vice President	$10,000	$235,000	$75,000	$278,750

Joel Braun [1], Chief Investment Officer and Executive Vice President	$75,000	$300,000	$176,000	$401,500

Robert Masters, General Counsel, Chief Compliance Officer and Senior Vice President	$10,000	$235,000	-	$267,000

Joseph Hogan, Director of Construction and Senior Vice President	$10,000	$235,000	$96,000	$144,000

Notes:

1 Mr. Braun was also awarded 50,000 Common Shares in connection with his promotion to Executive Vice President. The Common Shares will vest in five equal annual installments commencing on January 15, 2008.

In recommending these actions to the Board, the Committee considered several factors, including the scope of the individual’s responsibilities, the individual’s performance relative to the benchmarks established by the Committee, competitive payment practices in the industry, the historical financial results and the anticipated financial performance of the Company. The benchmarks established by the Committee relate to corporate performance goals, team/unit performance goals and individual performance goals such as earnings growth, stock performance, internal and external growth, balance sheet metrics, asset performance and other individual performance measurements. The Committee also considered compensation studies provided by compensation consultants and surveys with respect to other comparable publicly-traded real estate investment trusts regarding executive compensation and performance benchmarks.

Long-Term Incentive Awards. The total long-term incentive awards approved by the Board to certain executive officers were allocated 70% as time-based awards and 30% as performance-based awards. The awards consist of non-vested Common Shares and Restricted Units and are subject to award agreements (“Agreements”) to be entered into between the Company and each officer. The awards will be granted upon execution of the Agreements, which is expected to occur on January 15, 2007, and the number of non-vested Common Shares and Restricted Units will be determined based on the trailing 20-day average price of the Company’s Common Shares from that date. Pursuant to the Agreements, 27% of the awards will vest on January 6, 2008, 29% on January 6, 2009 and 2010, respectively, and 15% on January 6, 2011. Long-term incentive awards are intended to develop and retain strong management through share ownership and incentive awards that recognize future performance. These ownership opportunities and awards also provide a retention benefit by vesting over future periods.

Cash Bonus Awards. In addition to their base salaries and long-term incentive awards, certain executive officers of the Company received cash bonus awards tied both to the overall performance of the Company and to their individual performances. In this regard, the Committee established specific performance goals for the payment of discretionary bonuses based on the per share growth in cash available for distributions and total annual shareholder return. Cash bonuses are intended to provide short-term rewards for performance, while also providing an incentive for executives to continue moving toward the achievement of long-term goals.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACADIA REALTY TRUST
(Registrant)

Date: December 29, 2006	By: /s/ Michael Nelsen

Name: Michael Nelsen
	Title:	Chief Financial Officer and Senior Vice President